EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Actel Corporation ("Actel") on Form S-8, pertaining to the 1986 Incentive Stock Option Plan of Actel, of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of Actel included in its Annual Report (Form 10-K) for the year ended January 2, 2005, Actel management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Actel, filed with the Securities and Exchange Commission.



San Jose, California
April 29, 2005